<PAGE 1>
                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Date of the Report:  October 18, 1995            Commission file number 1-5805
                     ----------------                                   ------


                         CHEMICAL BANKING CORPORATION
                         ----------------------------
             (Exact name of registrant as specified in its charter)



     Delaware                                             13-2624428
----------------------------                           -----------------
(State or other jurisdiction                           (I.R.S. Employer
 of incorporation)                                      Identification No.)



270 Park Avenue, New York, NY                                10017
-----------------------------                            --------------
(Address of principal executive Offices)                   (Zip Code)



Registrant's telephone number, including area code (212) 270-6000


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Item 5.  Other Events



1. Chemical Banking Corporation (the "Corporation") announced on October 17, 1995, that its 1995 third quarter net income was $477 million, an increase of 9 percent from net income of $439 million for the same period a year ago. The Corporation's 1995 third quarter primary earnings per share increased 9 percent to $1.74 per share, compared with $1.59 per share in the third quarter of 1994. Fully diluted earnings per share for the 1995 third quarter were $1.70, compared with $1.56 in the prior year period.

     For the first nine months of 1995, net income was $1,315 million, an increase of 18 percent from $1,115 million in the first nine months of 1994. Primary earnings per share in the first nine months of 1995 increased 23 percent to $4.91 per share, compared with $3.98 per share in the first nine months of 1994. Fully diluted earnings per share for the first nine months of 1995 were $4.62, compared with $3.92 for the same period in 1994.

     A copy of the Corporation's Press Release announcing the results of operations for the 1995 third quarter is incorporated herein.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits



The following exhibits are filed with this Report:



    Exhibit Number              Description
    --------------              -----------

        99.1                    Press Release - 1995 Third Quarter Earnings.



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                                   SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.







                                                 CHEMICAL BANKING CORPORATION
                                                        (Registrant)



Dated October 18, 1995                           by  /s/Joseph L. Sclafani
      ----------------                              ---------------------------
                                                        Joseph L. Sclafani
                                                           Controller
                                                 [Principal Accounting Officer]



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                                 EXHIBIT INDEX




Exhibit Number        Description                      Page at Which Located
--------------        -----------                      ---------------------

      99.1            Press Release - 1995 Third
                      Quarter Earnings                           5